RUBINCON VENTURES INC.

1313 Maple Street, Suite 223

Bellingham, Washington 98225

July 11, 2006

Carol Gbur, Executor

Estate of Ben Pace

400 Garden City Plaza

Garden City, NY 11530

Dear Ms. Gbur:

We are pleased to present this non-binding letter of intent (the "LOI") outlining the principal terms and conditions of a proposal being considered by Rubincon Ventures Inc. ("Rubincon") regarding the acquisition (the "Acquisition") by Rubincon, Inc. or one or more of its subsidiaries (collectively, "Rubincon") of all of the issued and paid up capital of National Hybrid, Inc., a New York corporation and Pace Technology, a Florida corporation (collectively, the "Company") from the stockholders of the Company (the "Sellers" and collectively, the "Sellers", the Company, and Rubincon, are referred to herein as the "Parties"). [NTD: Please confirm that the MEMS assets are owned by the Company.] The terms included herein are based solely on our review of the materials provided through today's date, prepared by or on behalf of you, and, accordingly, are indicative only.

The Parties wish to commence negotiating a definitive written acquisition agreement providing for the Acquisition (the "Definitive Agreement"). The execution of any such Definitive Agreement is subject to a number of conditions, including, but not limited to, (i) the satisfactory completion of Rubincon's due diligence investigation of the Company, including satisfactory completion of an environmental examination, (ii) each of Sellers' and Rubincon's satisfaction in all respects with the Definitive Agreement and (iii) the approval of the Acquisition by Rubincon's Board of Directors.

Based on the information currently known to Rubincon, it is proposed that the Definitive Agreement include the terms and conditions set forth in the term sheet attached hereto as Annex A. If you are in agreement with these terms and conditions, we stand prepared to immediately commit the requisite resources to the proposed Acquisition.

1. Exclusive Dealing: During the period from the date of the execution of this LOI (the "LOI Date") to the earlier of September 30, 2006, or the date of signing of the Definitive Agreement (the "Completion Date"), other than with respect to Rubincon, the Sellers will not, and will cause the Company and its directors, officers, employees, agents and representatives not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing information or data) any inquiries or the making of any proposal or offer with respect to, or a transaction to affect, a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of their respective assets or business or (ii) have any discussion with or provide any information or data to any person or entity relating to such a transaction, engage in any negotiations concerning such a transaction, or knowingly facilitate any effort by any person or entity to make a proposal with respect to, or complete, any such transaction.

The Sellers agree that they will, and will cause the Company and its directors, officers, employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the LOI Date with any person or entity conducted heretofore with respect to any such transaction.

The Completion Date shall be extended an additional 30 days upon request of the Company prior to September 30, 2006.

2. Access: During the period from the LOI Date to the Completion Date, the Sellers will, and will cause the Company to, afford Rubincon during office hours and upon prior appointment access to the Company's properties, contracts, books and records, and all other documents and data relating to the Company and its subsidiaries for the purposes of the due diligence referred to in the Term Sheet.

3. Disclosure: Without the prior written consent of Rubincon, the Sellers will not, and will direct their agents and representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or to otherwise disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any terms, conditions or other aspects of the Acquisition. Nothing in this letter shall supercede the Confidentiality Agreement dated April 12, 2006 among Rubincon, the Seller and the Company which shall continue to operate with full force and effect.

4. Costs and Expenses: The Sellers and the Company, and Rubincon will be responsible for and bear all of their own costs and expenses (including any broker's or finder's fees and the expenses of their agents and representatives) incurred at any time in connection with pursuing or consummating the Acquisition.

5. Entire Agreement: The provisions of Paragraphs 1, 2, 3, 4, 6, 7, 8 and 9 and this Paragraph 5 (collectively, the "Binding Provisions") constitute the entire agreement between the parties and supersede all prior oral or written agreements, understanding, representations and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by each of the Parties.

6. Governing Law: The Binding Provisions will be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

7. Termination: The Binding Provisions will automatically terminate on the Completion Date. Upon termination of the Binding Provisions, the Parties will have no further obligations hereunder, except as stated in paragraphs 4, 6, 7, 8 and 9, which shall survive any such termination.

8. Counterparts: This LOI may be executed in one or more counterparts, each of which will be deemed to be an original copy of this LOI and all of which, when taken together, will be deemed to constitute one and the same agreement.

9. No Liability: Except for the Binding Provisions, the provisions of this LOI, including the provisions set forth on Annex A hereto, do not constitute and will not give rise to any legally binding obligation on the part of any Party or on the part of the Company. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct or failure to act relating to the Acquisition, or relating to the negotiation of the terms of the Acquisition or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties or on the part of the Company. Neither party is bound to continue negotiating or to conclude a transaction.

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If you are in agreement with the foregoing, please sign and return one copy of this LOI, which thereupon will constitute our agreement with respect to its subject matter. Should you have any questions regarding this matter, please have your attorney call our attorney, Leslie J. Weiss of Sugar, Friedberg & Felsenthal at (312) 704-2178.

Very Truly Yours,

Rubincon Ventures, Inc.

By: __/s/ Guy Peckham_______________________

Name: Guy Peckham

Title: Chief Executive Officer

Duly Executed and Agreed as

to the Binding Provisions as of

July 14, 2006

__/s/ Carol Gbur______________________

Carol Gbur, Executor for the Estate

Of Ben Pace

National Hybrid, Inc.

By:_/s/ Carol Gbur______________

Title:__Director____________

Pace Technology, Inc.

By:_/s/ Carol Gbur_____________

Title: _Director____________

ANNEX A

terms of possible Acquisition of national hybrid, inc

and pace technology, inc.

The following constitutes a summary of the proposed acquisition by Rubincon Ventures Inc. (the "Buyer") of all of the equity of National Hybrid, Inc. and Pace Technology, Inc. (collectively, the "Company") from the Estate of Ben Pace (the "Seller"). This term sheet is preliminary and non-binding on the Buyer and Seller.

Principal Terms
Purchase Price	$9.75 million for all of the equity of the Company, including the MEMS equipment and all other assets and liabilities of the Company, less all cash held by the Company.
Facilities
  For a period of 24 months from the closing date which period may be extended for an additional one year period by Buyer (the "Option Period"), affiliates of Seller, the Estate of Ben Pace, shall enter into a triple net lease at market rate rent for the facilities located at 2200 Smithstone Avenue, Ronkonkoma, NY and 171 Freeman Avenue in Islip, NY (collectively, the "NY Facilities") with Buyer or its affiliated designee. Both leases shall give the Buyer or its affiliated designee the right to purchase the NY Facilities at the market value at the time of purchase, which shall be the then current appraised value. Pace Technology (or the applicable affiliate) shall assign its lease in Florida to Buyer or its designee, subject to the lease being assignable.

Structure
  Buyer agrees to purchase 100% of the stock of the Company for $9.75 million cash consideration. The MEMS equipment must be included in the purchase of the Company. Buyer agrees to continue to use the name National Hybrid, Inc. for the ongoing business of National Hybrid, Inc. that Buyer purchases.

Escrow
  Cash will be payable to the Seller at closing, provided that there will be a one year escrow of $300,000 of the purchase price for post-closing adjustments (if any) and a sunset provision on certain representations and warranties.

Timing
  It is anticipated that a mutually satisfactory definitive agreement for the acquisition of the Company would be negotiated and signed by September 30, 2006.
  The transaction will close approximately 30 days following signing of the definitive agreement ("First End Date").
  If the transaction has not closed by the First End Date, the Buyer will have the option to purchase two 30 day extensions of the Definitive Agreement from the Seller for $100,000 each (the Extension Periods"). The extension payments are non-refundable, but such payments shall be applied to the purchase price. During the Extension Periods, the Seller shall remain bound by the Definitive Agreement, but shall not be bound by the exclusivity clause set forth in the Letter of Intent or referred to below.

Representations & Warranties	Customary representations and warranties, including ownership of intellectual property, accuracy of audited financial statements, material adverse change, employee relations
Assets and Liabilities of Seller	Assets shall include all assets of the Company, and liabilities shall include all liabilities of the Company. It is assumed that the Company does not have any long-term liabilities
Conditions of Closing
  Buyer or its designee shall have executed the leases for the NY Facilities and the Florida location
  All approvals necessary for the Acquisition shall have been properly given and received
  Employee contracts and non-competes with certain employees and shareholders have been executed
  No material litigation against the Company shall have been commenced or be pending or threatened
  The Company shall not have suffered any material adverse change
  Approval by the Board of Buyer
  Buyer shall have completed its acquisition of API Electronics Group Inc.
  All other conditions to Closing in the Definitive Agreement shall have been met

Due Diligence
  Due diligence to be conducted over the next 90 days. Areas of diligence to include:
    Financial Review
    Technology Review
    Material Contracts
    Environmental Examination
    Government Contracts and Other Regulatory Matters
    Legal Review

Exclusivity
  From the date of the Letter of Intent, Seller shall deal with the Buyer on an exclusive basis until September 30, 2006, which shall be extended an additional 30 days upon request of Buyer prior to September 30, 2006.